Exhibit 99.1

HGGC COMPLETES ACQUISITION OF MONOTYPE IMAGING HOLDINGS INC.

October 11, 2019 08:26 AM Eastern Daylight Time

WOBURN, Mass.—(BUSINESS WIRE)— Monotype Imaging Holdings Inc. today announced the completion of the transaction under which HGGC, LLC (“HGGC”), a leading middle market private equity firm, has acquired all of the outstanding shares of Monotype for $19.85 per share in cash, representing an aggregate equity value of approximately $825 million.

“We are pleased to reach this significant milestone at Monotype, which enables us to continue building on our strategy of maximizing customer engagement in today’s digital, mobile and global landscape,” said Scott Landers, President and CEO of Monotype. “As a private company with HGGC’s deep sector knowledge and operational insight, we look forward to delivering more value and a better experience for our customers as we continue to address the needs of thousands of brands and millions of creative professionals worldwide.”

Rich Lawson, CEO and Co-Founder at HGGC, said, “Today marks the beginning of the next exciting chapter for Monotype. The company’s world-class culture and unique combination of design and technology perfectly position it to succeed in an evolving and demanding market. Through our partnership, we will look to further Monotype’s industry-leading reputation by pushing boundaries with next-generation font technology and creative, customer-centric solutions.”

The transaction was announced on July 25, 2019, and received approval from Monotype’s stockholders on October 9, 2019. As a result of the transaction completion, Monotype is now a privately held company and its common stock has ceased trading on the NASDAQ Stock Market as of market close on October 10, 2019.

J.P. Morgan served as exclusive financial advisor to Monotype, and Goodwin Procter LLP served as legal counsel. Deutsche Bank Securities Inc. served as exclusive financial advisor to HGGC and was also the left lead arranger on the debt financing for the transaction. Kirkland & Ellis LLP served as legal counsel to HGGC.

About Monotype

Monotype empowers creative minds to build and express authentic brands through design, technology and expertise. Further information is available at www.monotype.com. Follow Monotype on Twitter, Instagram and LinkedIn.

Monotype is a trademark of Monotype Imaging Inc. registered in the U.S. Patent and Trademark Office and may be registered in certain other jurisdictions. All other trademarks are the property of their respective owners. ©2019 Monotype Imaging Holdings Inc. All rights reserved.

About HGGC

HGGC is a leading middle-market private equity firm with $4.3 billion in cumulative capital commitments. Based in Palo Alto, Calif., HGGC is distinguished by its Advantaged Investing approach that enables the firm to source and acquire scalable businesses through partnerships with management teams, founders and sponsors who reinvest alongside HGGC, creating a strong alignment of interests. Over its history, HGGC has completed more than 130 platform investments, add-on acquisitions, recapitalizations and liquidity events with an aggregate transaction value of over $20 billion. More information, including a complete list of current and former portfolio companies is available at www.hggc.com.

Contacts

Investors:

Christopher Brooks

Monotype

ir@monotype.com

Media:

For Monotype:

Joele Frank, Wilkinson Brimmer Katcher

Andi Rose / Dan Moore / Jack Kelleher

212-355-4449

For HGGC:

Stanton

Edward de Sciora

edesciora@stantonprm.com

646-502-3538